ARGONAUT GROUP, INC. ANNOUNCES

CHANGES TO ITS BOARD OF DIRECTORS

SAN ANTONIO (March 18, 2005) -- Argonaut Group, Inc. (NASDAQ:AGII) announced today that Dr. George A. Roberts, 86, notified the company that he will not stand for reelection to the Argonaut Group, Inc. Board of Directors at the company's annual meeting of stockholders on May 10, 2005.  Dr. Roberts has been a director of the Company since 1986 and served as Chairman of the Board of Directors from December 1998 to April 2000.

Commenting on Dr. Robert's retirement, Gary V. Woods, Chairman of the Board said, "On behalf of the Board of Directors, the stockholders, and the countless policyholders and employees who have benefited from his contributions, I want to thank George Roberts for his tireless and dedicated service to Argonaut Group, Inc.  But for his vision and perseverance, we would not be the strong and prosperous company we are today."

After receiving his Ph.D. in metallurgy from Carnegie Institute of Technology, now Carnegie-Mellon University, Dr. Roberts began his career as a research engineer at the Vanadium Alloys Steel Company, which later became Vasco Metals Corp., a NYSE company.  Dr. Roberts was President and CEO of Vasco at the time it was acquired by Teledyne, Inc.  A close friend and business partner of Teledyne's founder, Henry Singleton, he served as president of Teledyne from 1966 to 1990 and as its chief executive officer from 1986 to 1991. Argonaut Insurance Company was acquired by Teledyne during his tenure in 1969.

 In 1986, Argonaut Insurance Company and its various subsidiaries were spun off to Teledyne's shareholders as an independent public company, Argonaut Group, Inc.  Dr. Roberts has served as a director of the company since that time, during which Argonaut Group, Inc. has seen its assets grow from $1.7 to $3.1 billion and evolved into a leading national specialty underwriter.

The company also announced that the Nominating Committee of its board has nominated H. Berry Cash, 66, to stand for election to the board of directors at its upcoming annual meeting of stockholders.  Mr. Cash, a nationally known venture capitalist, is a General Partner of InterWest Partners in Menlo Park, California.  He began his career at Texas Instruments in 1964, and later was a consultant to Apple Computer on the original Macintosh project.  In 1983 he founded his own venture capital fund, Berry Cash Southwest Partnership, which he later combined with InterWest Partners in 1985. Mr. Cash currently serves on the board of directors of the following publicly-held companies: Ciena Corporation, Silicon Laboratories Inc., Airspan Networks, Inc., i2 Technologies, Inc., Staktek Holdings, Inc., First Acceptance Corporation, and Microtune, Inc.

ABOUT ARGONAUT GROUP, INC.

Headquartered in San Antonio, Argonaut Group, Inc. (NASDAQ: AGII) is a national underwriter of specialty insurance products in niche areas of the property and casualty market with assets of approximately $3.1 billion. Through its operating subsidiaries, Argonaut Group offers high quality customer service in programs tailored to the needs of its customers' business and risk management strategies. Collectively, Colony Insurance Company, Rockwood Casualty Insurance Company, Argonaut Insurance Company, Argonaut Great Central, and Trident Insurance Services underwrite a full line of products in four primary areas: Excess and Surplus, Specialty Commercial, Risk Management, and Public Entity. Information on Argonaut Group and its subsidiaries is available at www.argonautgroup.com.